EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The Hershey Company:

We consent to the use of our report dated February 21, 2017, except for the classification adjustments to the Consolidated Statements of Cash Flows related to the adoption of Accounting Standards Update 16-009, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, described in Note 1, as to which the date is February 27, 2018 and the classification adjustments related to the adoption of Accounting Standards Update 2017-07, Compensation-Retirement Benefits (Topic 715), described in Note 1 as to which the date is May 25, 2018 with respect to the consolidated balance sheet of The Hershey Company and subsidiaries as of December 31, 2016, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the two-year period ended December 31, 2016, and the consolidated financial statement schedule, collectively, the “consolidated financial statements”, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
May 25, 2018